Exhibit 99.3

Newark, NY – February 8, 2011– IEC Electronics Corp. (NYSE Amex: IEC) announces that it recently received an order from one of its Medical customers valued at more than $17 million. Deliveries are expected to commence during IEC’s fiscal third quarter 2012 and continue into fiscal 2013.

W. Barry Gilbert, Chairman of the Board and CEO, stated, “This is the largest single order that IEC has received in recent years and we are excited to continue our support of this customer and its growing commercial needs. We appreciate their continuing confidence in IEC and we view this award as a statement of our solid relationship.”

About IEC Electronics

IEC Electronics Corporation is a premier provider of electronic manufacturing services (“EMS”) to advanced technology companies primarily in the military and aerospace, medical, industrial and computing sectors.  The Company specializes in the custom manufacture of high reliability, complex circuit cards, system level assemblies, a wide array of custom cable and wire harness assemblies, and precision sheet metal products. As a full service EMS provider, IEC is a world-class ISO 9001:2008, AS9100 and ISO13485 certified company. The AS9100 certification enables IEC to serve the military and commercial aerospace markets.  The ISO13485 certification supports the quality requirements of medical device markets.  The Company is also AC7120 Nadcap accredited for electronics manufacturing to support the most stringent quality requirements of the aerospace industry, as well as ITAR registered and NSA approved under the COMSEC standard.  IEC Electronics is headquartered in Newark, NY (outside of Rochester) and also has operations in Victor, NY, Rochester, NY, Albuquerque, NM and Bell Gardens, CA.  Additional information about IEC can be found on its web site at www.iec-electronics.com.

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, competition and technological change, the ability of the Company to control manufacturing and operating costs, the ability of the Company to develop and maintain satisfactory relationships with vendors, and the ability of the Company to efficiently integrate acquired companies into its business.  The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2011 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:	Vincent Leo	John Nesbett or Jennifer Belodeau
	Acting Vice President & CFO	Institutional Marketing Services
	IEC Electronics Corp.	(203)972-9200
	(315)332-4308	jnesbett@institutionalms.com
	vleo@iec-electronics.com	jbelodeau@institutionalms.com